CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 19, 2010, relating to the financial statements and financial highlights which appears in the December 31, 2009 Annual Report to Shareholders of The Masters' Select Equity Fund, The Masters' Select International Fund, The Masters' Select Value Fund, The Masters' Select Smaller Companies Fund, and The Masters' Select Focused Opportunities Fund which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights", "General Information" and "Financial Statements" in such registration statement.

PricewaterhouseCoopers LLP
San Francisco, California
April 30, 2010